EXHIBIT 23.1





                     CONSENT OF CHANG G. PARK, CPA, PH. D.,
                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



May 22, 2008





To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 23, 2007 (Except for Notes 12 & 17, as to which the date is June 19,
2007) on the audited consolidated financial statements of Environmental Service Professionals, Inc. and subsidiaries as of December 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/Chang G. Park
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Chang G. Park, CPA



Chula Vista, CA